Exhibit 99.1

August 2, 2012	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy

Vice President, Communications

T: 856-309-4546

maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG SECOND QUARTER

RESULTS, INCREASES OUTLOOK FOR 2012

•	Income and diluted earnings per share from continuing operations increased approximately 60 percent quarter-over-quarter to $116.7 million or $0.66 per share

•	Revenues increased 11.5 percent, or $76.7 million, over second quarter of previous year to $745.6 million

•	Homeowner services expands into New York City as official service line protection provider

•	Annual earnings guidance adjusted to $2.12 to $2.22 per share for continuing operations

VOORHEES, N.J., August 2, 2012 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported increases in revenues, net income and earnings per share for the second quarter ended June 30, 2012, as compared to the second quarter of 2011.

“Our results reflect the continued execution of our strategic initiatives to drive operational excellence and continuous improvement, expand in attractive markets and maintain strong financial discipline,” said Jeff Sterba, president and CEO of American Water. “In addition, hot and dry weather in a number of our states led to record pumpage, which had a significant impact on earnings. While not exact, we believe this added in the range of $0.06 to $0.09 to earnings per share for the second quarter.”

For the three months ended June 30, 2012, the company reported income from continuing operations of $116.7 million or diluted earnings per share of $0.66, compared with $74.8 million, or $0.42 per share, for the comparable period in 2011.

For the second quarter of 2012, the company’s revenues increased 11.5 percent, or $76.7 million, over the comparable quarter in 2011 to $745.6 million. Operating expenses for the three months ended June 30, 2012, totaled $475.0 million, an increase of $7.5 million, or 1.6 percent, compared to the same period in 2011.

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Net cash provided by operating activities for the six months ended June 30, 2012, was $316.9 million, compared to $262.4 million for the second quarter in 2011, which was primarily driven by the increase in operating revenues and changes in working capital.

The company’s capital expenditures for the six months ended June 30, 2012, were $476.3 million, compared to $391.8 million for the same period in the prior year. The increase is mainly attributable to increased spending on infrastructure replacement projects due to the milder winter weather, as well as expenditures associated with the company’s business transformation project and the replacement of an aged water treatment facility in New Jersey. The company anticipates investing more than $900 million in construction and other capital projects in 2012 to help ensure reliable water and wastewater services.

The company’s continued growth in net income and the continuing strength of its cash flow and balance sheet minimize the need for future equity offerings in the normal course of events.

Regulated Operations

American Water’s Regulated Businesses’ revenues increased by $73.2 million, or 12.3 percent, over the prior year’s period, mainly driven by new rates needed to deliver reliable services, increased consumption in the company’s Eastern and Midwestern states, and additional revenues associated with acquisitions. Additionally, expense management driven by operational efficiencies remained an important focus during the quarter. The Regulated Businesses’ operation and maintenance (O&M) expenses remained flat over the prior year’s period while their O&M efficiency ratio (a non-GAAP measure), improved to 41.7 percent from 45.2 percent over the last 12 months.

American Water’s Regulated Businesses continued to prudently invest dollars to upgrade and maintain their water systems. During the second quarter, the company received general rate case authorizations in New Jersey, Indiana and California for additional annualized revenues of $60.4 million. Also during the second quarter, the company filed a general rate case in Tennessee, which would generate approximately $10.6 million in total additional revenues if approved as filed. Subsequent to the quarter’s end, a regulatory decision was received in California American Water’s cost of capital application, generating an additional $4.4 million in annualized revenue.

As of August 2, the company was awaiting final orders for general rate cases in three states, totaling $54.1 million in requested additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. The primary driver of these rate requests is capital investments made to ensure reliable service to customers.

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“Many of the improvements we make to our systems often cannot be seen by our customers as the majority of our infrastructure is underground,” said Sterba. “However, the benefits of ensuring reliable service can be seen and felt in many of our states in the midst of record dry, hot weather this summer. In Kentucky, for example, we have been able to meet demand despite extreme weather due to a new treatment plant we put into place in 2010. Conservation alone could not resolve Central Kentucky’s water supply challenge and this new plant is proving its value this summer.”

American Water continued to execute its growth strategy during the quarter by completing two tuck-ins in Pennsylvania and Indiana, as well as by completing its acquisition of seven regulated water systems in New York and selling its regulated systems in Ohio. In addition, Pennsylvania American Water entered into an agreement with Rex Energy in Lancaster Township, Butler County, to construct a 3.3-mile potable water pipeline extension that will support shale gas development. This includes construction of a booster station to provide local residents the option to receive public water service. The project will also help support potential future commercial and residential development projects in this area.

Market-Based Operations

American Water’s Market-Based Operations’ revenues during the second quarter of 2012 remained flat as compared to the comparable quarter in 2011. This was primarily attributable to increases in the Homeowner Services Group revenues, offset by decreases in the Contract Operations group revenues. As part of the company’s commitment to continuous improvement and cost reductions, the Market-Based Businesses’ O&M expenses during the second quarter decreased by $1.6 million over the comparable quarter.

This week, American Water announced that its homeowner services business, American Water Resources, Inc., has been selected by the New York City Water Board as the official service line protection provider to homeowners. American Water Resources’ Water and Sewer Line Protection Programs will be available beginning in the fall of 2012 to an estimated 600,000 homeowners throughout the city’s five boroughs, making it the largest municipal partnered water and sewer line protection contract in the U.S.

Quarterly Dividend

On March 1, 2012, and June 1, 2012, the company made cash dividend payments of $0.23 per share to all shareholders of record as February 3, 2012 and April 20, 2012, respectively.

On May 11, 2012, American Water’s board of directors increased its quarterly cash dividend payment from $0.23 to $0.25 per share, an 8.7 percent increase, payable on September 3, 2012, to all shareholders of record as of July 6, 2012.

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Earnings Guidance

Based on the year-to-date results, a continued focus on expense control and appropriate returns on needed investment, American Water adjusted its 2012 earnings guidance. The company estimates its 2012 earnings will be in the range of $2.12 to $2.22 per share for continuing operations, assuming normal weather patterns for the balance of the year. The company has included in this range $0.13 to $0.16 per share driven by the increased pumpage experienced through the end of July.

The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Non-GAAP Financial Measures

This press release includes a presentation of O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (SEC) rules. This non-GAAP financial measure supplements the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses, which involve items that are not reflective of management's ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water.

Set forth below is a table that reconciles the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Second Quarter 2012 Earnings Conference Call

The second quarter 2012 earnings conference call will take place Friday, August 3, 2012, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through August 10, 2012, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4548322. The online archive of the webcast will be available through August 31, 2012, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

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About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 7,000 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 15 million people in more than 30 states and parts of Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events and may relate to, among other things, its future financial performance, including earnings, growth and portfolio optimization strategies, its ability to finance current operations and growth initiatives, trends in its industry, regulatory or legal developments, capital projects and rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; the company’s ability to effect significant changes to its business processes and corresponding technology; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; delays in project completion; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations and the growth of its business or dispose of assets or regulatory systems that the company determined should no longer be part of its portfolio; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its cost and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance on acceptable terms and conditions; its ability to retain and attract qualified employees; the incurrence of impairment charges; labor actions including work stoppages and strikes; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

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For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and other SEC filings. The company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues	$745,607	$668,873	$1,364,161	$1,265,588

Operating expenses
Operation and maintenance	327,577	327,157	637,581	637,978
Depreciation and amortization	92,329	87,342	184,433	174,220
General taxes	55,282	52,951	112,403	108,449
(Gain) loss on sale of assets	(213)	28	(626)	296

Total operating expenses, net	474,975	467,478	933,791	920,943

Operating income	270,632	201,395	430,370	344,645

Other income (expenses)
Interest, net	(79,730)	(78,469)	(159,384)	(154,660)
Allowance for other funds used during construction	5,076	2,535	9,438	5,363
Allowance for borrowed funds used during construction	2,313	1,198	4,394	2,402
Amortization of debt expense	(1,361)	(1,255)	(2,627)	(2,547)
Other, net	335	680	(281)	(475)

Total other income (expenses)	(73,367)	(75,311)	(148,460)	(149,917)

Income from continuing operations before income taxes	197,265	126,084	281,910	194,728
Provision for income taxes	80,602	51,267	115,995	79,212

Income from continuing operations	116,663	74,817	165,915	115,516
Income (loss) from discontinued operations, net of tax	(9,637)	6,293	(17,135)	(8,173)

Net income	$107,026	$81,110	$148,780	$107,343

Basic earnings per common share: (1)
Income from continuing operations	$0.66	$0.43	$0.94	$0.66

Income (loss) from discontinued operations, net of tax	(0.05)	0.04	(0.10)	(0.05)

Net income	$0.61	$0.46	$0.84	$0.61

Diluted earnings per common share: (1)
Income from continuing operations	$0.66	$0.42	$0.94	$0.66

Income (loss) from discontinued operations, net of tax	(0.05)	0.04	(0.10)	(0.05)

Net income	$0.60	$0.46	$0.84	$0.61

Average common shares outstanding during the period:
Basic	176,331	175,469	176,122	175,364

Diluted	177,491	176,419	177,296	176,255

Dividends per common share	$0.25	$0.45	$0.48	$0.67

(1)	Amounts may not sum due to rounding

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$12,919	$14,207
Other current assets	593,455	453,594
Total property, plant and equipment	11,387,311	11,021,098
Total regulatory and other long-term assets	2,419,076	2,357,634
Assets of discontinued operations	—	929,858

Total Assets	$14,412,761	$14,776,391

Short-term debt	$361,972	$515,050
Current portion of long-term debt	120,289	28,858
Other current liabilities	535,703	562,979
Long-term debt	5,222,408	5,361,084
Total regulatory and other long-term liabilities	2,857,655	2,719,070
Contributions in aid of construction	988,759	966,748
Liabilities of discontinued operations	—	382,218
Total stockholders’ equity	4,325,975	4,240,384

Total Capitalization and Liabilities	$14,412,761	$14,776,391

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Twelve Months Ended June 30,
	2012	2011
Total Operation and Maintenance Expenses	$1,301,397	$1,322,017
Less:
Operation and maintenance expenses- Market-Based Operations	280,112	265,391
Operation and maintenance expenses- Other	(62,952)	(62,192)

Total Regulated Operation and Maintenance Expense	1,084,237	1,118,818
Less: Regulated purchase water expense (a)	102,635	99,793

Adjusted Regulated Operation and Maintenance Expenses	$981,602	$1,019,025

Total Operating Revenues	$2,764,809	$2,635,657
Less:
Operating revenues - Market-Based Operations	333,385	310,380
Operating revenues - Other	(24,221)	(27,644)

Total Regulated operating revenues	2,455,645	2,352,921
Less: Regulated purchase water revenues (a)	102,635	99,793

Adjusted Regulated Operating Revenues	$2,353,010	$2,253,128

Regulated Operations and Maintenance Efficiency Ratio	41.7%	45.2%

(a)	Calculation assumes purchased water revenues approximate purchased water expenses.

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